Exhibit 99.1

TransDigm Completes Acquisition of Schneller Holdings LLC

CLEVELAND, August 31, 2011 /PRNewswire via COMTEX/ — TransDigm Group Incorporated (NYSE: TDG), a leading global designer, producer and supplier of highly engineered aircraft components, today announced that it has completed the acquisition of Schneller Holdings LLC (Schneller or the Company), from an affiliate of Graham Partners, Inc., for approximately $288.5 million in cash. The acquisition was previously announced on August 5, 2011.

Schneller, headquartered in Kent, Ohio, designs and manufactures proprietary, highly engineered laminates for commercial aircraft. These products are found on most of the active Boeing platforms, all of the active Airbus platforms and most of the regional jets. The Company expects calendar 2011 revenues to be approximately $84 million.

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, aircraft audio systems, specialized cockpit displays, engineered latching and locking devices, specialized lavatory components, engineered connectors and elastomers, rods and locking devices, NiCad batteries/chargers, and lighting and control technology.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.Words such as “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” or “continue” and other words and terms of similar meaning may identify forward-looking statements.

All forward-looking statements involve risks and uncertainties which could affect TransDigm Group’s actual results and could cause its actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransDigm Group. These risks and uncertainties include but are not limited to: the sensitivity of our business to the number of flight hours that our customers’ planes spend aloft and our customers’ profitability, both of which are affected by general economic conditions; future terrorist attacks; our reliance on certain customers; the U.S. defense budget and risks associated with being a government supplier; failure to maintain government or industry approvals; failure to complete or successfully integrate acquisitions; our substantial indebtedness; potential environmental liabilities; and other factors. Further information regarding the important factors that could cause actual results to differ materially from projected results can be found in TransDigm Group’s Annual Report on Form 10-K and other reports that TransDigm Group or its subsidiaries have filed with the Securities and Exchange Commission. Except as required by law, TransDigm Group undertakes no obligation to revise or update the forward-looking statements contained in this press release.

Contact:	Liza Sabol
Investor Relations
(216) 706-2945
ir@transdigm.com

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